Exhibit 99.1

PolarityTE Provides Update on U.S. FDA Investigational New Drug Application for SkinTE®

SALT LAKE CITY, August 24, 2021 – PolarityTE, Inc. (Nasdaq: PTE) a biotechnology company developing regenerative tissue products and biomaterials, today provided an update regarding correspondence from the U.S. Food and Drug Administration (FDA) related to its Investigational New Drug Application (IND) for SkinTE® with a proposed indication for chronic cutaneous ulcers, which was filed on July 23, 2021. The FDA provided feedback that certain Chemistry, Manufacturing, and Control (CMC) items need to be addressed prior to proceeding with a pivotal study. As a result, the study proposed in the IND has been placed on clinical hold. In accordance with standard practice and regulations, the FDA has advised that it will issue a clinical hold letter providing details on the basis for the hold to the Company by September 21, 2021.

PolarityTE previously disclosed that there was the potential for a wide range of outcomes with respect to its SkinTE IND submission, including but not limited to a clinical hold, and the Company is already formulating a plan to address the issues identified by the FDA. Based on FDA feedback the Company is confident that the modifications made to its proposed clinical trial protocol in Wagner Grade 2 diabetic foot ulcers will enable this pivotal study to begin enrolling once the CMC issues are resolved.

David Seaburg, Chief Executive Officer, commented, “In our July 26, 2021, press release regarding the IND submission we described the FDA’s well-established procedures for IND submissions and we believe that the CMC issues FDA has identified are not necessarily unusual for companies working diligently to transition their products from 361 HCT/Ps to 351 HCT/Ps. We are actively working to address the issues identified by the FDA and our team plans to respond to the Agency’s feedback as expeditiously as possible, and we are hopeful that we will be able to resolve any open items. Chronic cutaneous ulcers represent a substantial unmet medical need with significant economic burden, and we are grateful for FDA’s engagement and eager to advance SkinTE through clinical studies and the regulatory process towards an eventual BLA submission.”

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing, and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic, and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative methods are intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing. PolarityTE’s products, including SkinTE, are in the development stage, and are not approved or available for clinical use. Learn more at www.PolarityTE.com – Welcome to the Shift®.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic, future clinical studies, and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 315-0697